Exhibit 10.2

Execution Copy

TERMINAL ACCESS AND USE AGREEMENT

by and among

SEMMATERIALS, L.P.,

K.C. ASPHALT, L.L.C.

and

SEMMATERIALS ENERGY PARTNERS, L.L.C.

dated as of

January 28, 2008

TERMINAL ACCESS AND USE AGREEMENT

THIS TERMINAL ACCESS AND USE AGREEMENT (this “Agreement”) is made this 28th day of January, 2008 (the “Effective Date”), by and among K.C. Asphalt, L.L.C., a Colorado limited liability company (“K.C. Asphalt”), SemMaterials, L.P., an Oklahoma limited partnership (“SemMaterials”), and SemMaterials Energy Partners, L.L.C., a Delaware limited liability company (“SMEP”). K.C. Asphalt, SemMaterials and SMEP are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Contribution Agreement on even date herewith (the “Contribution Agreement”), pursuant to which the Sellers (as hereinafter defined) contributed and assigned the Terminal Assets (as hereinafter defined) to SMEP;

WHEREAS, pursuant to the terms of the Contribution Agreement, Sellers retained ownership of the Retained Processing Assets (as hereinafter defined) and reserved the Retained Land Rights (as hereinafter defined), all for use in connection with its business of processing, storing, marketing and delivering finished asphalt and residual fuel oil products; and

WHEREAS, SMEP and Sellers desire to agree upon and set forth certain rights, obligations, terms, conditions and restrictions associated with and necessary for Sellers to access the Terminals (as hereinafter defined) in order to access, use, operate, maintain, repair, remove and replace the Sellers’ Retained Processing Assets and Retained Land Rights;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. In addition to terms defined elsewhere in this Agreement, where capitalized, the following words and phrases in this Agreement shall be defined as follows:

(a) “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly, controls, is controlled by or is under common control with, such specified entity through one or more intermediaries or otherwise; provided that, for purposes of this Agreement, SemGroup Energy Partners G.P., L.L.C., SemGroup Energy Partners, L.P., SemGroup Energy Partners Operating, L.L.C., SMEP and any other subsidiary of SemGroup Energy Partners, L.P. shall not be deemed to be Affiliates of Sellers and Sellers and their parent entities and affiliates shall not be deemed to be Affiliates of SMEP. For the purposes of this definition, “control” means, where used with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

(b) “Non-Routine M&R Services” has the meaning set forth in Section 4(d).

(c) “Retained Processing Assets” means those certain processing tanks, equipment, finished product tanks, truck loading equipment all to the extent used for the processing, storage and delivery of finished asphalt and residual fuel oil products as some of such assets are further described and/or depicted in Schedule 1.02 of the Contribution Agreement.

(d) “Retained Easements” means those certain Retained Easements entered into by the Parties pursuant to the Contribution Agreement by which Sellers reserved the rights to install, operate, monitor, control, maintain, protect, repair, remove and replace their respective Retained Processing Assets at each of the Terminals located on SMEP Owned Real Property and other associated rights as set forth in such easements.

(e) “Retained Land Rights” shall mean the Retained Easements and/or the Retained Leasehold Interest Rights, individually or collectively as the context requires.

(f) “Retained Leasehold Interest Rights” means those certain Retained Leasehold Interest Agreements entered into by the Parties pursuant to the Contribution Agreement pursuant to which Sellers reserved the rights to install, operate, monitor, control, maintain, protect, repair, remove and replace their respective Retained Processing Assets at each of the Terminals on SMEP Leased Real Property and other associated rights as set forth in such agreements.

(g) “Routine O&M Services” has the meaning set forth in Section 4(c).

(h) “Seller” or “Sellers” means SemMaterials and/or K.C. Asphalt, individually or collectively as the context requires; provided that any provision of this Agreement that refers to a Seller’s rights, responsibilities or obligations hereunder with respect to a particular Terminal or Terminals shall refer to each Seller separately with respect to the Terminals at which such Seller has Retained Processing Assets and Retained Land Rights.

(i) “SMEP Owned Real Property” that certain land owned in fee by SMEP at which some of the Terminals are located as more particularly described on Schedule 1(i) attached hereto, subject to the Retained Easements.

(j) “SMEP Leased Real Property” that certain land leased by SMEP at which some of the Terminals are located as more particularly described on Schedule 1(i) attached hereto, subject to the Retained Leasehold Interest Rights.

(k) “Terminal Assets” means all of the property of SMEP at and comprising the Terminals including the SMEP Owned Real Property, the SMEP Leased Real Property and all of the those certain asphalt and residual fuel oil storage tanks and related equipment, facilities, buildings, loading facilities, controls and other assets located at or used in connection with the Terminals other than and excluding the Retained Processing Assets and which are subject to the Retained Land Rights, all as more particularly described on Schedule 1(k) attached hereto.

(l) “Terminals” means those certain terminals described in Schedule 1(i) which include the Terminal Assets, the SMEP Owned Real Property or SMEP Leased Real Property, as applicable, the Retained Processing Assets and the Retained Land Rights.

2. Reservation and Recognition of Access and Use Rights. In addition to the rights reserved by Sellers pursuant to the Retained Land Rights, SemMaterials, with respect to the Terminals on which SemMaterials has Retained Processing Assets, and K.C. Asphalt, with respect to the Terminals on which K.C. Asphalt has Retained Processing Assets, hereby reserve and retain the rights to access and use SMEP’s Terminal Assets, other than the asphalt cement and residual fuel oil storage tanks owned by SMEP to the extent necessary for (a) the operation, monitoring and management of their respective asphalt and residual fuel oil processing and marketing businesses, (b) use of their respective Retained Processing Assets in accordance with customary industry practice and in a manner consistent with historical practice, such facilities being further described in Schedule 2 attached hereto (the “Shared Facilities”), and (c) the fulfillment by Sellers of their obligations under Section 10 of this Agreement below. SMEP hereby recognizes and agrees to provide and accommodate Sellers’ retained rights under this Agreement subject to, and agrees to perform and abide by, the terms and conditions set forth in this Agreement. Sellers expressly do not retain the right to use Terminal Assets which relate solely to SMEP’s asphalt cement and residual fuel oil terminalling and storage business and operations and which are not needed in connection with Sellers’ processing and marketing business or use of their respective Retained Processing Assets.

3. Term. This Agreement shall commence on the Effective Date and shall remain in effect separately with respect to each Terminal for so long as the Retained Land Rights applicable to such Terminal remain in effect (the “Term”).

4. Operation and Maintenance of Terminal and Assets; Sharing of Common Costs.

(a) Separate Assets. Each Party shall maintain and keep their respective assets and facilities at each Terminal in good condition and repair in accordance with applicable law and normal and customary practices in the asphalt industry. Except with respect to the Shared Facilities which are addressed below or as otherwise provided in this Agreement, such separate maintenance and upkeep shall be at each respective Parties’ sole cost and expense.

(b) Shared Facilities and Services. The Parties acknowledge and agree that maintenance, repair, replacement and upkeep of the Shared Facilities as well as certain operating costs and services which benefit the assets and operations of both Seller and SMEP at each Terminal should be a shared responsibility as both Parties benefit therefrom. Therefore, the Parties agree that SMEP, as owner of the Terminals, shall be responsible for performing Routine O&M Services (as hereinafter defined) and Non-Routine M&R Services (as hereinafter defined) which pertain to the Shared Facilities and such other mutually beneficial costs and services. Each Seller shall reimburse SMEP for its share of SMEP’s costs of performing and providing Routine O&M Services and Non-Routine M&R Services at the Terminals as provided in Section 4(g) below and as set forth in this Agreement. SMEP shall perform or cause to be performed all Routine O&M

Services and Non-Routine M&R Services (i) in accordance with all applicable federal, state or local laws, regulations or rules, (ii) in a manner that is reasonably consistent with Sellers’ historical practices in terms of quality and cost, (iii) in a good and workmanlike manner, and (iv) in a manner consistent with normal and customary practices in the asphalt industry in the United States.

(c) Routine O&M Services. For purposes of this Agreement, “Routine O&M Services” means with respect to each Terminal, routine inspections, upkeep and maintenance of Shared Facilities including minor repairs or replacements the cost of which is less than $10,000.

(d) Non-Routine M&R Services. For purposes of this Agreement, “Non-Routine M&R Services” means all maintenance, repair, replacement or removal of the Shared Facilities the costs of which are projected to exceed $10,000 and which is required for SMEP to meet its obligations under Section 4(b) above including, without limitation, upgrades, additions or betterments required to be made to any Shared Asset by any federal, state or local law, regulation or rule. In the event that SMEP determines that the costs of any Non-Routine M&R Services for any single item or group of closely related items will exceed $10,000, SMEP shall notify the applicable Seller in writing describing the work to be performed and setting forth reasonably detailed cost information. Within ten (10) days after the applicable Seller’s receipt of such notice, such Seller may request a meeting at which designated officers or employees of the Seller and SMEP, each of which shall have authority to negotiate and approve such expenditures, shall meet and negotiate in good faith as to the repairs, replacements, or upgrades to be made and the method and costs by which the same will be accomplished. In the event the Parties cannot agree on such terms within three (3) days after the applicable Seller’s receipt of SMEP’s notice, either Party may institute the dispute resolution procedures set forth in Section 23 below. In the event Seller determines there is a need for any Non-Routine M&R Services, it may notify SMEP of such determination after which SMEP will either perform the same subject to the foregoing terms, or respond in writing if it disagrees that such services are needed. In the event of a notice of disagreement as described in the preceding sentence, Seller may request a meeting subject to the terms described above.

(e) Desired Improvements or Upgrades to Shared Facilities or Routine O&M Services. Either the Seller or SMEP may propose improvements, replacements, additions or upgrades to the Shared Facilities or changes to the Routine O&M Services which are not required to be performed by SMEP pursuant to the foregoing provisions of this Section, but which are desired by such Party for operational or other business reasons. In the event of any such proposal, the Parties shall cooperate, work together and negotiate in good faith to mutually agree upon whether such proposal is justified and mutually beneficial, responsibility for the costs thereof, and such other terms as reasonably necessary to accommodate the proposing Parties’ operational and business requirements.

(f) Planned Odor Abatement Project. Notwithstanding the foregoing provisions of this Section 4 or any other provision of this Agreement to the contrary, Sellers shall retain full responsibility for and shall perform, or cause to be performed, at their or their Affiliates sole cost and expense, the odor abatement project described in Schedule 4(f).

(g) Apportionment and Sharing of Costs. SMEP shall be solely responsible for and shall pay and discharge when due and payable all costs and expenditures (i) relating to the ownership and operation of Terminal Assets, SMEP Owned Real Property, and SMEP Leased Property located in those Terminals in which neither SemMaterials nor K.C. Asphalt has any Retained Processing Assets or Retained Land Rights and (ii) that directly relate solely to the ownership or operation of Terminal Assets located in those Terminals in which SemMaterials or K.C. Asphalt has any Retained Processing Assets or Retained Land Rights. SemMaterials and K.C. Asphalt, as the case may be, shall be solely responsible for and shall pay and discharge when due and payable all costs and expenditures that directly relate solely to the ownership or operation of the Retained Processing Assets. Those costs and expenditures incurred at Terminals in which SemMaterials or K.C. Asphalt has any Retained Processing Assets or Retained Land Rights and which do not relate solely to the ownership and operation of the Terminal Assets or solely to the ownership and operation of the Retained Processing Assets shall be equitably apportioned among the parties in such ratios as are mutually agreed to by the parties which accurately reflect the relative proportion of actual costs which relate solely to asphalt cement storage and terminalling activities, on the one hand, and to finished asphalt and residual fuel oil processing, storage and distribution activities, on the other hand. At such time as any Party requests, but in no event less frequently than annually, the parties shall (A) undertake an analysis to determine whether the ratios previously agreed to continue to accurately reflect the relative proportion of actual costs which relate solely to asphalt cement storage and terminalling activities, on the one hand, and to finished asphalt and residual fuel oil processing, storage and distribution activities, on the other hand, and (B) use good faith efforts to agree to amendments to the ratios previously agreed to so as to cause the apportionment of costs hereunder to accurately reflect the relative proportions of such actual costs which relate to asphalt cement storage and terminalling activities, on the one hand, and to finished asphalt and residual fuel oil processing, storage and distribution activities, on the other hand. In the event that the Parties are unable to reach agreement as to the cost apportionment ratios under the foregoing provisions, either Party may institute the dispute resolution procedures set forth in Section 23 below.

(h) Payment and Discharge of Apportioned/Shared Costs; Audit Rights. SMEP shall invoice the appropriate Seller for its respective share of those costs which are apportioned to the Seller under Section 4(g) on a monthly basis with reasonable supporting documentation for each cost item described in the invoice. The Sellers shall pay such invoices within thirty (30) days after receipt. SMEP shall keep such books and records (which shall be maintained on a consistent basis and substantially in accordance with generally accepted accounting principles) as shall readily disclose the basis for any charges or costs (except charges fixed in advance by this Agreement or by separate agreement of the Parties) or credits, ordinary or extraordinary, billed or due to the other Party under this Agreement and shall make them available for examination, audit, and reproduction by the other Party and its agents for a period of one (1) year after such charge or credit is billed or due.

5. Health and Safety. In use of SMEP’s Terminal Assets and the exercise of its rights hereunder, Sellers shall conduct safe operations and shall comply with all applicable federal, state, and local rules, regulations and orders and SMEP job-site rules and regulations regarding safety, health and fire protection. SMEP shall provide Sellers with copies of all manuals, pamphlets and brochures and obtain other information regarding SMEP’s safety and emergency policies, procedures and rules. Sellers shall familiarize themselves and their employees, agents, contractors and invitees with such safety and emergency information and shall be responsible for providing any required training. Sellers shall provide all such appropriate protective equipment and clothing as may be required, and all persons accessing the Terminals shall wear such required protective equipment and clothing at all times while thereon. Sellers will access and use the Terminals and Terminal Assets in a manner that will not unreasonably interfere with SMEP’s operations at such Terminals or create an unreasonable safety risk or hazard. No smoking or open flame or matches or lighters shall be permitted on the Terminal property without SMEP’s express prior approval. Sellers shall ensure that the Terminal is at all times kept free of waste and is left clean and orderly. Equipment placement and material storage shall be at locations satisfactory to SMEP. SMEP shall have no duty to monitor compliance by Sellers or any contractors, employees or other third parties with any safety rules, regulations or requirements; provided, however, if SMEP becomes aware of any such violation of safety rules, regulations or requirements, SMEP may require Sellers to correct violations immediately, and in the event of aggravated or repeated violations, SMEP may refuse to allow any person or persons committing such violations to have continuing access to either the Terminal or the Terminal Assets. Sellers shall use commercially reasonable efforts to prevent and minimize hazardous conditions arising as a result of its use of the Terminals and shall promptly correct any unsafe or hazardous condition at the Terminals caused by Sellers or their employees or agents of which Sellers are aware. SMEP shall promptly correct any unsafe or hazardous condition at the Terminals caused by SMEP or its employees or agents of which SMEP is aware which could materially interfere with Sellers’ use of the Terminals or Terminal Assets for the purposes described herein.

6. Security. Sellers and their respective employees, agents, invitees and contractors shall comply with SMEP’s security requirements applicable to each Terminal and shall obey the applicable directions of SMEP’s security personnel and contractors. SMEP may impose reasonable restrictions and limitations upon access to all or any portion of the Terminal or Terminal Assets, including restrictions as to time and place of access at any particular time or location to the extent it does not materially interfere with Sellers’ exercise of its rights hereunder or use and operation of its Retained Processing Assets. All persons shall abide by all such restrictions and limitations. Any person found in violation of any such restrictions and limitations may be removed from the Terminal by SMEP, and SMEP may refuse to allow such person any further access to the Terminal. Unless otherwise specifically provided in writing, SMEP shall have no duty to provide any security for protection of the persons or property of Sellers or any contractors, employees, agents or invitees. SMEP may issue passes or visitor identification cards to Sellers’ employees, contractors, or representatives, which must be presented upon request before entry into Terminals and surrendered upon demand or upon any termination or expiration of this Agreement. Passes or other identification shall be issued only to persons meeting any reasonable security criteria applicable at the relevant Terminal. For so long as Sellers and SMEP have operations at a Terminal, unless otherwise agreed by SMEP and the Seller or Sellers with operations at that Terminal, SemMaterials shall be responsible for issuing passes or other identification badges.

7. Wastes; Hazardous Materials. Each Party shall at all times keep those areas within the Terminal used by such Party pursuant to this Agreement, the Retained Land Rights or, with respect to SMEP, as owner, free from accumulations of waste material or rubbish resulting from such Party’s use thereof, and each Party shall remove at their own expense all temporary structures, rubbish and waste materials resulting therefrom. Each Party shall take all commercially reasonable steps to eliminate or minimize the generation of Hazardous Materials in connection with its use of the Terminals. Each Party shall be responsible for safely and properly handling, removing and disposing of all Hazardous Materials used, stored or generated in conjunction with any use of the Terminals or their respective assets in accordance with all applicable Hazardous Materials Laws. Upon completion of any work on or about a Terminal, each Party shall leave the work site in a clean and orderly condition, free from trash, rubbish, debris and other wastes. “Hazardous Materials,” as used herein, shall mean, without limitation, those materials defined or regulated as hazardous substances, extremely hazardous substances, hazardous chemicals, hazardous materials, toxic substances, toxic chemicals, air pollutants, toxic pollutants, hazardous wastes, extremely hazardous wastes, radioactive materials or restricted hazardous waste by Hazardous Materials Law. The term “Asbestos” as used herein shall mean any asbestos or material containing asbestos. The term “Hazardous Materials Law” as used herein means any federal, state, or local law (including common law), ordinance or regulation or any court judgment or order of any federal, state or local agency or regulatory body applicable to the Terminal relating to industrial hygiene or to environmental or unsafe conditions including, but not limited to, those relating to the generation, manufacture, storage, use, handling, transportation, recycling, disposal, release, emission or discharge of Hazardous Materials and Asbestos, those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Terminal, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about each Terminal. Each Party shall use commercially reasonable efforts to reduce and minimize accidents arising in connection with use of the Terminal and shall promptly report to the other Party all accidents or occurrences resulting in injuries to Sellers’ employees or third parties and damage to the other Party’s property or third parties, arising out of such Party’s use of a Terminal. Each of SemMaterials or K.C. Asphalt, as applicable, and SMEP shall provide each other a detailed written incident report and shall furnish such other Party with a copy of non-privileged reports made by the reporting Party to such Party’s insurers, governmental entities or to others of such accidents or occurrences. Each Party shall promptly report any governmental inspections relative to such Party’s operations conducted at the Terminal and the results of the inspections. Where advance notice of an inspection is given, each Party shall promptly notify the other Party using the Terminal of the same. Each Party shall inform the other Party of any notices, warnings, or asserted violations issued by any governmental agencies relative to any activities performed by such Party at the Terminal.

8. Reserved.

9. Personnel, Contractor Prohibitions and Restrictions. The possession, use, manufacture, distribution, transfer of, or being under the influence of any unauthorized, prohibited, illegal or controlled substance, or drug paraphernalia, or possession of any firearm, weapon, explosive or ammunition is prohibited at the Terminals. As used in this provision,

“substance” refers to alcohol, drug(s), chemical(s), illegal or prescribed, that may be inhaled, injected, absorbed or taken by mouth that may, in the SMEP’s opinion, impair an individual. Sellers shall not allow and shall take all steps reasonably necessary to prevent the possession of any unauthorized, prohibited, illegal, or controlled substance, illegal weapon or firearm by one of its employees, agents, contractors or invitees at the Terminal. Any employees, agents, invitees or contractors of Sellers who violate this prohibition are subject to immediate removal from the Terminal and such removal shall not constitute any cause for claim or damages against SMEP, and SMEP may prevent such persons from returning to the Terminal. Prohibited items and substances may be confiscated and transferred to appropriate law enforcement authorities. SMEP shall enforce the prohibitions and restrictions described in this paragraph against its own personnel, contractors or visitors, or other users of the Terminals.

10. Regulatory Matters and Compliance. SMEP and Sellers and their respective employees, agents and invitees shall comply with all applicable federal, state, and local laws, rules, regulations and orders in connection with their respective use of the Terminals. Subject to the Sellers’ obligations and responsibilities set forth below in this Section 10, each Party shall secure and maintain current all required permits, licenses, certificates, and approvals relating to its use of the Terminals. SMEP shall comply with all applicable federal, state, and local laws, rules, regulations and orders pertaining to the operation of the Terminal to the extent reasonably necessary to enable Sellers to exercise the rights provided hereunder. Each Seller and SMEP shall reasonably cooperate and coordinate with each other with respect to permits, environmental prevention plans and storm water permitting. The Parties hereby agree that Sellers will have operational responsibility for regulatory permitting and compliance and will hold the permits, licenses and certificates in its name as operator for this purpose. Sellers’ operational responsibility shall include, but not be limited to, completing all ongoing regulatory and environmental permits, licenses, certificates or filings required under any regulatory programs pertaining to the Terminals as of the date hereof, at their sole cost and expense. In addition to all other rights granted to Sellers under this Agreement, Sellers shall have all necessary access to the Terminals and/or records pertaining to the Terminals as necessary to complete such certifications or programs. Any emission credits, allowances or similar rights or benefits attributable to the facilities of SMEP included in any permits held by Sellers shall be the property of SMEP. SMEP has the right to assume operational responsibility for its facilities upon thirty (30) days’ prior written notice to Sellers, in which case the Parties will reasonably cooperate to achieve any required transfer, separation, or reissuance of permits.

11. Notice of Damage; Emergency Management. SemMaterials or K.C. Asphalt, as applicable, shall promptly notify SMEP of any matters pertaining to any damage or impending damage to or loss of any of the SMEP’s assets or facilities that are known to such Party. SMEP shall promptly notify SemMaterials or K.C. Asphalt, as applicable, of any damage or impending damage to or loss of any of such Seller’s assets or facilities, including any unpermitted release or threat of release of Hazardous Materials, that are known to SMEP. In the event of an emergency occurring at any Terminal, SMEP and the applicable Seller shall diligently cooperate in good faith to appropriately manage the emergency situation in a timely and effective manner. Such cooperation shall include, but not be limited to, providing of necessary access to all portions of the Terminal and the improvements thereon.

12. Seller Access to Terminals. Seller shall have access to the Terminals for the exercise of their rights granted hereunder and under their respective Retained Land Rights 24 hours per day, 365 days per year, subject to the terms and conditions set forth in this Agreement and to reasonable Terminal shutdowns or restrictions to address emergency or hazardous situations. SMEP may reasonable designate certain areas within the Terminals as private and restrict the Sellers’ access thereto to the extent such areas do not relate to Sellers’ business activities or that such restrictions are reasonably necessary to protect SMEP’s assets or operations. In the event a Seller needs access to any such restricted areas at a particular Terminal, such Seller shall provide SMEP with advance notice and SMEP shall provide an escort for such access.

13. Expansions or Additions By Sellers. In the event a Seller desires to expand its operations or install additional facilities at any Terminal(s), it may request SMEP to provide additional rights under this Agreement or the Retained Land Rights. Upon receipt of any such request from a Seller, SMEP shall negotiate in good faith with the requesting Seller to accommodate such request subject to mutual agreement as to costs, additional rights to be granted and all other applicable terms and conditions necessary to implement the requested expansion or addition; provided that SMEP’s obligation to negotiate in good faith under this Section (a) shall be subject to availability of additional land or other required rights or facilities at the affected Terminal(s), (b) shall in no event require SMEP to agree to any expansion or obligation which would interfere with SMEP’s assets or operations at the terminal including reasonable extensions thereof, and (c) shall not require SMEP to incur expenditures other than those which are reimbursed by the requesting Seller pursuant to Parties’ agreement regarding the expansion or addition or as otherwise agreed by SMEP.

14. Standards of Operation; Prevention of Interference With Other Party’s Operations. Except as otherwise set forth herein, for purposes of this Agreement, the normal and customary standards of performance within the asphalt industry shall be the measure of whether a Party’s performance is reasonable and timely and each Party shall conduct its business, operations and other activities undertaken at the Terminals pursuant to this Agreement and/or the Retained Land Rights in accordance with such standards. Neither Sellers nor SMEP shall use equipment, technologies, or methods of operation that adversely interfere or affect the operations or assets of the other Party using the Terminal. Each Party shall take all reasonable precautions to prevent damage to the Terminals or any of the assets located thereon.

15. Abandonment of Terminal. In the event a Seller ceases operations and abandons its assets at any particular Terminal for a period in excess of ninety (90) days, SMEP may request in writing that Sellers remove the Retained Processing Assets at such Terminal and release the Retained Land Rights applicable to such Terminal. If the applicable Seller does not resume operations within sixty (60) days after its receipt of such notice or voluntarily abandons its rights at a Terminal either in response to such a notice or otherwise, then such Seller shall be required to remove its Terminal Processing Assets from the Terminal and release its Retained Land Rights to SMEP by an appropriate instrument in a form recordable in such state and reasonably approved by such Seller and SMEP. For purposes of the preceding sentence, maintenance and upkeep of the Retained Terminal Assets during a period of time where the applicable Seller intends to resume operations in the future shall not be considered a cessation of operations or abandonment. Further, the Parties acknowledge that they may, but shall not be required to, negotiate for the sale of the Retained Processing Assets at the Terminal to SMEP instead of the removal of the same by the Seller, subject to the mutual agreement of the affected Parties as to the terms and conditions of sale.

16. No Liens. Each Party shall keep the other Party’s property and assets free of all liens and claims of third parties that may arise as a result of their use of the Terminals.

17. Indemnification. Each Party (“Indemnifying Party”) hereby releases and shall indemnify, defend, protect, and hold harmless the other Party, its employees, officers, shareholders, directors, agents, contractors, and Affiliates (collectively and individually, “Indemnified Parties”), from and against, and assumes liability for, any claim, loss, damage, liability, fine, penalty, cost, or expense arising out of, resulting from or in connection with:

(a) any injury, death, loss, or damage to any person, tangible property, or facilities of any entity (including reasonable attorneys’ fees and costs at trial and appeal), to the extent arising out of or resulting from the negligent acts or omissions, or willful misconduct, of Indemnifying Party, its officers, directors, employees, servants, Affiliates, agents, contractors, or any other person or entity for whom it is responsible by law;

(b) any breach or default by the Indemnifying Party of any of its obligations under this Agreement; or

(c) any violation by Indemnifying Party of regulations, rules, statutes, or court orders of any local, state, or federal governmental agency, court, or body in connection with its performance under this Agreement or otherwise.

(d) except as otherwise provided in the Purchase and Sale Agreement, dated as of January [    ], 2008, by and between SemMaterials and SemGroup Energy Partners Operating, L.L.C., and the Amended and Restated Omnibus Agreement to be entered into by SemMaterials, SMEP and the other parties thereto, such Indemnifying Party’s conduct of their respective business and operations at or relating to the Terminals, including the failure of such Indemnifying Party to make any environmental certification required to be made by it or the inaccuracy or incompleteness of any such certification that is made.

Each Party’s obligation to indemnify, defend, protect, and save the Indemnified Parties harmless shall include claims based on the strict liability of the Indemnified Party and is a material obligation to the continuing performance of the other Party’s obligations hereunder.

18. Limitation of Liability. Notwithstanding any other provision, neither Party nor any of the Indemnified Parties of a Party shall be liable to the other Party for special, punitive, exemplary, consequential, or indirect losses or damages suffered by such other Party as a result of the performance or nonperformance of its obligations under this Agreement, or its acts or omissions related to this Agreement or its use of the system, whether or not arising from sole, joint or concurrent negligence, strict liability, violation of law, breach of contract, breach of warranty, or any other source whether or not foreseeable and even if the Parties have been advised of the possibility of such damages.

19. Insurance.

(a) Obligation to Obtain. During the Term, the Parties (or their agents) shall each obtain and/or maintain not less than the following insurance:

(i) Commercial General Liability Insurance with a combined single limit of $1,000,000 for bodily injury and property damage per occurrence and in the aggregate.

(ii) If a Party has employees, Worker’s Compensation Insurance (including Occupational Disease coverage) in amounts required by applicable law and Employers Liability Insurance (including Occupational Disease coverage) with limits not less than $500,000 each accident. If work is to be performed in North Dakota, Ohio, Washington, Wyoming, or West Virginia, the Party shall participate in the appropriate state fund(s) to cover all eligible employees and provide a stop gap endorsement.

(iii) Automobile Liability Insurance with a combined single limit of $1,000,000 for bodily injury and property damage per occurrence, to include coverage for all owned, non-owned, and hired vehicles.

(iv) Excess (or Umbrella) Liability Insurance with a combined single limit of $9,000,000 for bodily injury and property damage per occurrence, such insurance providing excess or umbrella liability coverage above primary liability limits set forth in Subsections (i), (ii), and (iii) of this Section.

(v) Insurance on an all risk basis for the replacement value of such Party’s property (including fixtures, improvements and equipment) located at the Terminals and any other insurance against other perils and in such amounts as the Parties agree from time to time should be reasonably required. With respect to SMEP, the policy described in this Section shall include coverage for the Shared Facilities.

The limits set forth above are minimum coverage amounts and are not intended and shall not be construed to limit the liability of either Party under this Agreement. Failure of either Party to demand such certificate or other evidence of full compliance with these insurance requirements or failure of either party to identify a deficiency from evidence that is provided shall not be construed as a waiver of either Party’s obligation to maintain such insurance.

(b) Policy Requirements. Each Party shall obtain and maintain the insurance policies required above with companies rated A- or better by Best’s Key Rating Guide or with a similar rating by another generally recognized rating agency, or with companies such as, but not limited to, Lloyd’s of London or Institute of London Companies with recognized standing deemed acceptable to the Parties. Each Party shall provide the other Party with an insurance certificate confirming compliance with the insurance requirements of this Article. The insurance certificate shall indicate that the other Party shall be notified not less than ten (10) calendar days prior to any cancellation in coverage. If either Party provides any of the foregoing coverages through a claims-made policy basis, that Party shall endeavor to maintain, for at least three years beyond the expiration of this Agreement, a tail policy.

(c) Waiver of Claims; Waiver of Subrogation. Each Party hereto hereby waives any and all claims for recovery which such Party or anyone claiming through such Party may have against the other Party hereto (or such other Party’s officers, agents or employees) for or with respect to any loss of or damage to such waiving Party’s property which is (i) insured under valid insurance policies, to the extent of any recovery actually collectible under such insurance policies, or (ii) required by this Agreement to be insured, to the extent any recovery would be collectible if such insurance policies were obtained and maintained as required by this Agreement, whether or not such loss or damage is caused by the negligence of such other Party or such other Party’s agents, employees or contractors or of any other person or persons for whose actions such other Party may be responsible or liable. SMEP and Sellers each agree to obtain from the insurance companies providing its insurance applicable hereto permission to allow SMEP and Sellers to waive their respective insurance companies’ rights of subrogation. SMEP and Sellers shall each provide to the other written proof of the waiver of said claims by said insurance companies.

(d) Blanket Policies. Nothing in this Agreement shall be construed to prevent either Party from satisfying its insurance obligations pursuant to this Agreement under a blanket policy or policies of insurance that meet or exceed the requirements of this Article. To the extent permitted by law, both Parties retain the right to self-insure the above requirements.

(e) Diligent Pursuit of Claims. In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance required by this section, the Party carrying such coverage shall make commercially reasonable efforts to pursue such claim with its carrier.

20. Eminent Domain. Should any portion of a Terminal be acquired by eminent domain or condemnation by any authority or entity possessing such power, the interests of SMEP and the applicable Seller in the affected portion of the Terminal real property shall be severed, and (a) SemMaterials or K.C. Asphalt, as the case may be, shall be entitled to that portion of any awards resulting from the proceeding or otherwise provided for which is attributable to the Retained Land Rights and (b) SMEP shall be entitled to that portion of any awards resulting from the proceeding or otherwise provided for which is attributable to the SMEP Owned Real Property or the SMEP Leased Property (excluding the portion of any such award which is attributable to the Retained Land Rights). In addition, (i) SemMaterials or K.C. Asphalt, as the case may be, shall be entitled to that portion of any eminent domain or condemnation awards which are attributable to the Retained Processing Assets, (ii) SMEP shall be entitled to that portion of any eminent domain or condemnation awards which are attributable to the Terminal Assets, and (iii) each of the parties may claim damages payable on account of relocation expenses relating thereto, to the extent permitted under applicable law.

21. Casualty. Upon an event of casualty pursuant to which a Terminal or any portion thereof is damaged or destroyed, (a) SMEP shall be solely responsible for the repair or replacement of the Terminal Assets, the SMEP Owned Real Property and the SMEP Leased Real Property and (b) SemMaterials or K.C. Asphalt, as the case may be, shall be solely responsible for the repair or replacement of the Retained Processing Assets and the Retained Land Rights. Without limiting the foregoing, SMEP acknowledges that it shall be responsible to repair or replace the Shared Facilities to substantially the same condition as the same were in prior to the date of casualty consistent with its obligation to insure the Shared Facilities pursuant to Section 19 above. All such repairs to the Shared Facilities shall be made by SMEP in a reasonably prompt manner to allow resumption of operations at the Terminal as soon as possible. Any insurance proceeds or damages received in connection with any casualty to (i) the Terminal Assets, SMEP Owned Real Property or the SMEP Leased Property (excluding the portion of any such insurance proceeds or damages which is attributable to the Retained Land Rights) shall belong to and be the property of SMEP and (ii) the Retained Processing Assets or the Retained Land Rights shall belong to and be the property of SemMaterials or K.C. Asphalt, as the case may be.

22. Default. A Party shall not be in default under this Agreement unless and until the non-defaulting Party provides it written notice of such default and the defaulting Party fails to cure the same within thirty (30) calendar days after receipt of such notice (or, with respect to monetary defaults, within ten (10) business days after receipt of such notice); provided, however, that where a non-monetary default cannot reasonably be cured within such thirty (30) day period, if the defaulting Party proceeds promptly to cure the default with due diligence, the time for curing such default shall be extended for such period of time as may be reasonably necessary to complete such curing. Any event of default may be waived at the non-defaulting Party’s option. Upon the failure of a Party to timely cure any such default after notice thereof from the other Party and expiration of the above cure periods, then the non-defaulting Party may pursue any legal remedies it may have under applicable law or principles of equity relating to such default. Either Party may seek equitable remedies prior to expiration of the above cure period to prevent irreparable harm.

23. Dispute Resolution.

(a) Direct Negotiation. The Parties encourage the prompt and equitable settlement of all controversies or claims (a “Dispute”) between the Parties arising out of this Agreement or courses of dealing related to this Agreement, including any claim based on or arising from an alleged tort. At any time, any Party can give the other Party written notice that it desires to settle a Dispute. Within fifteen (15) days of delivery of such notice, the Parties shall cause vice presidents of the Parties having authority to resolve such Dispute to meet to resolve the Dispute. If the Parties are unable to settle the Dispute within thirty (30) days after the delivery of notice of the Dispute from one Party to the other (the “Negotiation Period”), the Parties shall submit the dispute to mediation in accordance with Subsection 23(b).

(b) Mediation. If the Dispute is not resolved by direct negotiation by the end of the Negotiation Period, the Parties shall submit the Dispute to a mediator to work with them to resolve their differences. Such mediator will be selected by mutual agreement of SMEP and the applicable Seller and will be conducted pursuant to the rules generally used by the mediator in the mediator’s practice, except as otherwise agreed upon by the Parties.

(i) Costs of Mediation. The Parties will bear their respective costs incurred in connection with the mediation, except that SMEP on the one hand and the applicable Seller on the other will share equally the fees and expenses of the mediator, the costs of obtaining the facility for the mediation, and the fees and expenses of any experts employed at the mediator’s request.

(ii) Termination of Mediation. The mediation will be terminated upon the first to occur of the following:

(A) if the Parties are unable to agree on a mediator, within thirty (30) days from the last day of the Negotiation Period;

(B) by the execution of a settlement agreement resolving the dispute by the Parties;

(C) by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

(D) after the completion of two (2) full days of mediation sessions, by written declaration of a Party or Parties to the effect that mediation proceedings are terminated.

(c) Arbitration.

(i) If the Dispute is unresolved by the end of the Negotiation Period and the Parties have not agreed to mediate or if such mediation is unsuccessful, a binding arbitration will be held in Tulsa, Oklahoma, upon notice by either Party (the “Arbitration Notice”). SMEP and Sellers agree that the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) will apply unless otherwise agreed to by the Parties, and the arbitration will be conducted on a confidential basis strictly in accordance with the terms of this Agreement and the governing laws of the State of Oklahoma.

(ii) The arbitration shall be conducted before a panel of three independent and impartial arbitrators. Each Party will be entitled to select one arbitrator within twenty (20) days of the date of the Arbitration Notice. If a Party fails to select an arbitrator within such 20-day period, the AAA shall appoint an arbitrator for such Party. The two individuals so selected will then select the third arbitrator within twenty (20) days. If the two individuals selected fail to select a third arbitrator within such 20-day period, the AAA shall appoint a third arbitrator. The panel of arbitrators will be selected no later than forty-five (45) days after the date of the Arbitration Notice. Each member of the arbitration panel, if possible, must be experienced in legal and operational matters related to interstate common carrier pipelines.

(iii) The arbitrators’ decision will be considered as a final and binding resolution of the Dispute and will not be subject to appeal. The obligation to resolve disputes exclusively by arbitration does not apply to, or limit the right of a Party to seek relief from a court of competent jurisdiction for, preliminary injunctions, temporary restraining orders, specific performance, or other interim relief to preserve the status quo or prevent irreparable injury pending the completion of the arbitration. Otherwise, neither Party will sue the other except for enforcement of the arbitrator’s decision if the other Party is not performing in accordance with the arbitrator’s decision.

(iv) The Parties shall bear equally the fees and expenses of the arbitration. Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

24. Force Majeure. No Party shall be in default under this Agreement with respect to any delay in its performance caused by any of the following conditions (each a “Force Majeure Event”): (a) act of God; (b) fire; (c) flood; (d) material shortage or unavailability not resulting from the responsible Party’s failure to timely place orders or take other necessary actions therefor; (e) war or civil disorder; or (f) any other cause beyond the reasonable control of such Party. The Party claiming relief under this Article shall promptly notify the other in writing of the existence of the Force Majeure Event relied on, the expected duration of the Force Majeure Event, and the cessation or termination of the Force Majeure Event. The Party claiming relief under this Article shall exercise commercially reasonable efforts to minimize the time for any such delay.

25. Notice. Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed to the other Party as follows:

If to SMEP:	SemMaterials Energy Partners, L.L.C.
Attn: President
6120 South Yale, Suite 500
Tulsa, OK 74136
Facsimile No. (918) 524-5805

With a copy to:	Baker Botts L.L.P.
Attn: Doug Rayburn
2001 Ross Avenue
Suite 600
Dallas, Texas 75201
Facsimile No.: (214) 661-4634

If to SemMaterials:	SemMaterials, L.P.
Attn: President
6502 South Yale Avenue
Tulsa, OK 74136
Facsimile No. (918) 524-8920

With a copy to:	Hall, Estill
Attn: Michael D. Cooke, Esq.
320 South Boston Ave., Suite 400
Tulsa, OK 74103-3708
Facsimile No.: (918) 594-0505

If to K.C. Asphalt:	K.C. Asphalt, L.L.C.
Attn: President
6502 South Yale Avenue
Tulsa, OK 74136
Facsimile No. (918) 524-8920

With a copy to:	Hall, Estill
Attn: Michael D. Cooke, Esq.
320 South Boston Ave., Suite 400
Tulsa, OK 74103-3708
Facsimile No.: (918) 594-0505

or at such other address as may be designated in writing to the other Party.

Unless otherwise provided herein, notices and invoices shall be hand delivered, sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by facsimile, on the day after being sent when sent by overnight delivery service, or three United States Postal Service business days after deposit in the mail when sent by U.S. mail.

26. Representations and Warranties. In addition to any other representations and warranties contained in this Agreement, each Party hereto represents and warrants to the other that:

(a) it has the full right and authority to enter into, execute, deliver, and perform its obligations under this Agreement;

(b) it has taken all requisite corporate action to approve the execution, delivery, and performance of this Agreement;

(c) this Agreement constitutes a legal, valid, and binding obligation enforceable against such Party in accordance with its terms; and

(d) its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes, or court orders of any local, state, or federal government agency, court, or body.

27. Rules of Construction.

(a) Except as otherwise set forth herein, for the purpose of this Agreement the normal standards of performance within the asphalt storage and manufacturing industry in the relevant market shall be the measure of whether a Party’s performance is reasonable and timely.

(b) Except as the context otherwise indicates, all references to Exhibits, Sections, and Subsections refer to provisions of this Agreement. The words hereof, herein, hereunder or similar words refer to this Agreement as a whole and not to any particular provision, paragraph or Section.

(c) The failure of either SMEP or Sellers to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

(d) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Oklahoma without reference to its choice of law principles. The laws of such state shall govern all disputes referred to arbitration and the statute of limitations and the remedies for any wrongs that may be found.

(e) If any term, covenant or condition in this Agreement shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law and, if appropriate, such invalid or unenforceable provision shall be modified or replaced to give effect to the underlying intent of the Parties hereto and to the intended economic benefits of the Parties.

28. Assignment; Right of First Refusal. No Party may assign this Agreement except in conjunction with the transfer of ownership or control of its Retained Processing Assets and Retained Land Rights in the case of either Seller, or of the Terminal Assets in the case of SMEP, at a Terminal or Terminals and then, only with the prior written consent of the other Party which has assets at the affected Terminal(s), which shall not be unreasonably withheld; provided that each Seller shall have the right to mortgage their interest in this Agreement; and provided further that any proposed assignment will be subject to SMEP’s right of first refusal the terms of which are set forth in that certain Amended and Restated Omnibus Agreement between the Parties to be entered into by SemMaterials, SMEP and the other parties thereto. This Agreement and the rights and obligations under this Agreement shall be binding upon and shall inure to the benefit of SMEP and Sellers and their respective permitted successors and assigns. The terms and provisions of this Agreement shall constitute covenants running with the land with respect to the SMEP Owned Real Property and shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

29. Entire Agreement; Amendment. This Agreement, the Contribution Agreement by and among each of the Sellers and SMEP, the Purchase and Sale Agreement by and between SemMaterials and SemGroup Energy Partners Operating, L.L.C., the Amended and Restated Omnibus Agreement by and among SemMaterials, SMEP and the other parties thereto, the Terminalling and Storage Agreement by and between SemMaterials and SMEP, and the Retained Land Rights instruments or agreements constitutes the entire and final agreement and understanding between SMEP and Sellers with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits or Schedules referred to are integral parts and are made a part of this Agreement by reference. This Agreement may only be amended, modified, or supplemented by an instrument in writing executed by duly authorized representatives of SMEP and Sellers.

IN WITNESS WHEREOF, duly authorized representatives of Sellers and SMEP have executed this Agreement as of the date first written above.

K.C. Asphalt, L.L.C.

By:	SemMaterials, L.P., its manager

By:	SemOperating G.P., L.L.C., its general partner

/s/ Frank R. Panzer
Frank R. Panzer
President of SemMaterials

SemMaterials, L.P.

By:	SemOperating G.P., L.L.C., its general partner

/s/ Frank R. Panzer
Frank R. Panzer
President of SemMaterials

SemMaterials Energy Partners, L.L.C.

/s/ Kevin L. Foxx
Kevin L. Foxx
President and Chief Executive Officer

SCHEDULE 1(i)

DESCRIPTION OF TERMINALS, SMEP OWNED REAL PROPERTY AND SMEP

LEASED REAL PROPERTY

TERMINAL	Street Address	Land Owned or Leased	Seller With Retained Processing Assets at such Terminal
Ardmore, OK	2500 Refinery Road	L	SemMaterials
Austin, TX	8803 North Mopac Expressway	O	SemMaterials
Bay City, MI	309 Woodside Avenue	O	SemMaterials
Billings, MT	7315 Mossmain Lane	O	SemMaterials
Boise, ID	4303 Gekeler Lane	O	SemMaterials
Catoosa, OK (Emulsion plt)	5850 Arkansas Road	L	SemMaterials
Catoosa, OK (Port 33)	100 N. 321st E. Avenue		SemMaterials
Port of Catoosa	5645 E. Channel Road		SemMaterials
Chicago, IL Marine Oil	4950 W. 41st Street	L	SemMaterials
Columbus, OH	3737 Fisher Road	O	SemMaterials
Denver C, CO	4310 E. 60th Avenue	O	K.C. Asphalt
Denver K, CO	4308 E. 60th Avenue	L	K.C. Asphalt
Dodge City,KS	2600 Butter & Egg Road	O	SemMaterials
El Dorado, KS	800 E. 10th Street	L	SemMaterials
Ennis, TX	203 Cedar Road	O	SemMaterials
Fontana, CA	14929 Slover Avenue	O	SemMaterials
Garden City Plant PMAC/CB	14 Foundation Drive	O	SemMaterials
Gloucester City, NJ	King Street & Jersey Avenue	O	SemMaterials
Grand Island, NE	4112 Academy Road	L	SemMaterials
Grand Jct, CO	202 Fourth Avenue	O	K.C. Asphalt
Halstead, KS	300 Industrial Road	O	SemMaterials
Las Vegas, NV	3901 W. Ponderosa Way	O,L	K.C. Asphalt

Schedule 1(i), Page 1

Lawton, OK	9301 SW Koch Street	O	SemMaterials
Little Rock, AR	601 Shamburger Lane	O	SemMaterials
Lubbock, TX	1611 Marshall Street	O,L	SemMaterials
Memphis Emulsion, TN	1430 Channel Avenue	O,L	SemMaterials
Memphis TN	1285 Channel Avenue	O	SemMaterials
Morehead City, NC	105 Arendale Street	L	SemMaterials
Muskogee, OK	2501 Port Place	L	SemMaterials
New Madrid, MO	#297 Hwy 61 South	O	SemMaterials
Newport News, VA	801 Terminal Avenue	O	SemMaterials
Northumberland, PA	4th & Duke	O	SemMaterials
Parsons, TN	5445 Hwy 412 East	L	SemMaterials
Pasco, WA	3152 Selph Landing	L	SemMaterials
Pekin, IL	201 S. Levee Road	O	SemMaterials
Pueblo, CO	510 West D Street	O	K.C. Asphalt
Reading, PA	3847 Pottsville Pike	O	SemMaterials
Saginaw, TX	600 Minton Road	O,L	SemMaterials
Salina, KS	1100 W. Grand Avenue	O	SemMaterials
Salt Lake City, UT	95 West, 1100 North	O	K.C. Asphalt
Sedalia, MO	1414 West Morgan Street	O	SemMaterials
Spokane, WA (Hillyard)	4327 North Thor Street	L	SemMaterials
Spokane, WA (Valley)	E 16710 Euclid Avenue	O	SemMaterials
St. Louis, MO	201 East Nagel Avenue	O	SemMaterials
Warsaw, IN	2820 E. Durbin Street	O	SemMaterials
Woods Cross, UT	991 W. 1500	O	K.C. Asphalt

Schedule 1(i), Page 2

SCHEDULE 1(k)

DESCRIPTION OF SMEP’S TERMINAL ASSETS

Land and Land Improvements

Buildings

Furniture and Fixtures

Machinery and Equipment

Storage Tanks – AC and Residual Fuels

Piping, Electrical, Boilers and related

ADDITIONAL SPECIFIC ASSET DESCRIPTIONS ATTACHED.

Schedule 1(k), Page 1

SCHEDULE 2

DESCRIPTION OF GRANTED ACCESS AND USE RIGHTS

SemMaterials or K.C. Asphalt, as the case may be, shall have the rights to access and use heating equipment, including boilers, carrier and return lines, all requisite lines, pumps, motors and related control and electrical equipment, loading facilities and equipment, lab and office buildings and equipment all as necessary for the conduct by SemMaterials and K.C. Asphalt of their respective businesses of processing, storing and delivering finished asphalt and residual fuel oil products.

Schedule 2, Page 1

SCHEDULE 4(f)

DESCRIPTION OF PLANNED ODOR ABATEMENT PROJECT

Installation of various forms and types of odor abatement systems at the following facilities:

Las Vegas, NV

North Salt Lake City, UT

Woods Cross, UT

Pueblo, CO

St. Louis, MO

Muskogee, OK

Grand Island, NE

Schedule 4(f), Page 1